EXCLUSIVE MASTER DISTRIBUTION AGREEMENT

This AGREEMENT made as of the 23rd day of August, 2012, by and between DESTILADORA HUERTA REAL, S.A. de C.V., a Mexican Corporation represented by Sergio Gonzalez and Carlos Gonzalez, having its business address at Ramon Corona No. 48, Santa Teresa, Mpio. de Tequila, Jalisco, Mexico 06400 (together hereinafter referred to as “SUPPLIER”) and MONTALVO IMPORTS, LLC a Delaware limited liability company, Represented by Alex Viecco and having its principal place of business at 4236 Laurel Glen Dr. Moorpark, CA 93021 (hereinafter referred to as “DISTRIBUTOR”).

WITNESSETH

WHEREAS

A.	SUPPLIER is the producer of certain tequilas as more particularly identified below (hereinafter referred to as the “Products”)

a.	Tequila Montalvo

b.	Tequila Familia Montalvo

c.	Shaquila

d.	Shaq O

e.	Montalvo

B.	DISTRIBUTOR desires to secure from SUPPLIER, and SUPPLIER is willing to grant to DISTRIBUTOR, the exclusive right to sell and distribute SUPPLIER’S Products worldwide, with no geographical restrictions (hereinafter referred to as the “Territory”).

NOW THEREFORE, it is mutually agreed as follows:

1.	SUPPLIER hereby appoints DISTRIBUTOR as its sole and exclusive master distributor for the term of this Agreement for the sale and distribution of the Products in and throughout the Territory. DISTRIBUTOR will maintain, or cause to be maintained, a sales staff for the distribution of products handled by DISTRIBUTOR, including the Products, and DISTRIBUTOR shall use its best efforts to promote the sale and distribution of SUPPLIER’S Products. DISTRIBUTOR shall have the right, in its sole discretion, to appoint importers, distributors and sub-distributors within the Territory.

2.	SUPPLIER will not ship the Products, or any other tequila bearing the same or similar trademark, signature or identification anywhere on the package, to the Territory except under the order or by the direction of DISTRIBUTOR. It will refer to DISTRIBUTOR any and all orders or inquiries for the Products that it may receive for shipment to the Territory, or orders which are intended for eventual shipment to the Territory.

3.	SUPPLIER will fill promptly and to the best of its ability all orders for the Products received from DISTRIBUTOR. The price to DISTRIBUTOR shall be based on delivery to DISTRIBUTOR’S warehouse and shall include a mutually negotiated delivered price to said warehouse. The price to DISTRIBUTOR shall be EXACT COST OF PRODUCTION AND TAXES PLUS 0.5% (1/2%). Payment in U.S. dollars shall be made by DISTRIBUTOR @ 50% upon order and the balance due 90 days from the date of delivery to DISTRIBUTOR’S representatives’ warehouse. EXACT COST OF PRODUCTION will be determined on an order-by-order basis, agreed upon prior to SUPPLIER commencing the production process.

4.	SUPPLIER warrants, represents and agrees that all shipments of the Products sold or shipped under this Agreement shall be of first quality, suitable for beverage consumption, properly bottled and packaged in Jalisco, free from foreign matter, whether or not prejudicial to health, and will be bottled and packaged in conformity with applicable laws, regulations and requirements in effect within the Territory.

5.	SUPPLIER agrees to begin the transfer of the ownership of the brands and marks included in this agreement in Section A(a-e) immediately upon the DISTRIBUTOR receiving a minimum of $250,000 in equity investment or DISTRIBUTOR placing an aggregate of $250,000 in orders to SUPPLIER.

6.	DISTRIBUTOR shall purchase all Montalvo Tequila inventory currently owned by the SUPPLIER, specifically described in Exhibit B, for an agreed upon price of $320,000. The Company shall issue a promissory note, substantially in the form attached as Exhibit A, to SUPPLIER in the principal amount of $320,000, which becomes due and payable three years from the date of issuance.

7.	The term of this Agreement shall be for a period of three years commencing on the date the DISTRIBUTOR receives approval of its Federal Basic Wholesalers Permit from the U.S. Alcohol and Tobacco Tax and Trade Bureau (the “Start Date”) and terminating three years from the Start Date and shall thereafter continue in effect unless either party shall notify the other of its intention to terminate this Agreement by giving at least 12 months written notice prior to any specified termination date. Notwithstanding the foregoing, the SUPPLIER shall have no right to terminate the agreement, provided the DISTRIBUTOR purchases a minimum of 1,500 (One-Thousand Five-Hundred) cases from the SUPPLIER annually. However, in the event of a breach of any of the terms and provisions of this Agreement, either party may terminate this Agreement by giving the other party 90 days written notice provided said notice shall set forth the breach being claimed as the basis for termination. If the offending party cures the breach being claimed within said 90-day period, the notice of termination shall be void and this Agreement shall continue in full and force and effect.

8.	DISTRIBUTOR, upon request from SUPPLIER, will furnish SUPPLIER with available sales and depletion reports and details of all promotional and sampling programs with respect to the Products. DISTRIBUTOR will discuss with SUPPLIER any proposed changes in its distributor network at least 30 days prior to any such change.

9.	This Agreement is the entire agreement between the parties, cannot be changed orally, and neither party has made any representations or promises to the other which are not expressed in this Agreement.

10.	No waiver of a breach of the terms of this Agreement shall be effective unless made in writing, and no such waiver shall be deemed a waiver of any other existing or subsequent breach. No modification of this Agreement shall be of any effect unless set forth in writing.

11.	All the provisions of this Agreement are made subject to all applicable laws, regulations, rules or requirements of the Government of the United States of America or agencies of said Government, and in the performance of this Agreement, each of the parties hereto agrees to comply therewith.

12.	This Agreement is a California contract and shall be governed by and construed in accordance with the laws of the state of California. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in California in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator or arbitrators shall be final and binding upon the parties hereto.

13.	If arbitration is required to enforce or to interpret a provision of this Agreement, or otherwise arises with respect to the subject matter of this Agreement, the prevailing party shall be entitled, in addition to, other rights and remedies that it may have, to reimbursement for its expenses incurred with respect to that action, including court costs and reasonable attorneys’ fees at trial, on appeal;, and in connection with any petition for review.

14.	This Agreement represents the entire agreement between the parties, supersedes all their prior oral or written agreements or understandings, and shall not be changed except by a further written agreement or a written amendment to this Agreement executed by both parties.

15.	The failure by either party to exercise any of its rights under this Agreement shall not be construed as a waiver of such rights. Any such failure shall not preclude the exercise of such rights at any later time.

16.	Force Majeure. If any party is prevented from performing any of its obligations hereunder by an occurrence beyond its reasonable control such as, but not limited to, acts of God, fire, flood, war, insurrection, government regulations, raw material shortage, strikes, or lack of common carrier facilities, then the affected party shall be excused from performance for so long as such occurrence exists.

17.	Severability. If any term of this Agreement is in violation of, or prohibited by, any applicable law or regulation, such term shall be deemed as amended or deleted to conform to such law or regulation without invalidating or amending or deleting any other term of this Agreement.

18.	Notice. All notices, requests, demands or other communications under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified or registered mail, return receipt requested, postage prepaid, a nationally recognized courier service or sent by facsimile transmission to the parties at their respective addresses as set forth above, or at such other address as shall be designated by a party in a written notice to the other parties.

19.	Relationship of the Parties. The parties acknowledge that no joint venture has been created by this Agreement and that neither party can take any action that is legally binding on the other party without the prior consent of the party to be charged. DISTRIBUTOR shall for all purposes be an independent contractor and not an agent or employee of SUPPLIER or any of its affiliates. DISTRIBUTOR and SUPPLIER are interested only in the results to be achieved, and the conduct and control of the work or services of DISTRIBUTOR will lie solely with DISTRIBUTOR.

20.	Counterparts. This Agreement may be executed and endorsed in one or more original or facsimile counterparts and each such facsimile counterpart shall, for all purposes, be deemed to be an original, and all counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and behalf by its officer or officers duly authorized, on the day and year first written above.

MONTALVO IMPORTS, LLC

By: /s/

Name: Alex Viecco

Title: President

DESTILADORA HUERTA REAL, S.A. de C.V

By: /s/

Name: Carlos Gonzalez

Title: President

Exhibit A

PROMISSORY NOTE

$320,000.00	Moorpark, California

September 1st, 2012

FOR VALUE RECEIVED, MONTALVO IMPORTS, LLC, a Delaware limited liability company having its principal offices in Moorpark, California (the “Borrower”), promises to pay to the order of DESTILADORA HUERTA REAL, S.A. de C.V., a Mexican Corporation (the “Lender”), in lawful money of the United States of America, the principal amount of Three-Hundred Twenty Thousand and No/100 Dollars ($320,000.00), and interest thereon from the date hereof on the unpaid principal amount owing from time to time until the entire unpaid principal amount hereof is paid in full at an interest rate equal to five percent (5%) per annum. The Borrower shall make annual payments of accrued interest on the 1st day of September of each calendar year during the term hereof beginning September 1st, 2013, and the entire principal indebtedness evidenced hereby, together with all unpaid accrued interest hereunder, shall be due and payable in full on August 23rd, 2015.

In the event of (a) failure of the Borrower to make any payment to be made under this Promissory Note within ten (10) days of its due date, (b) the dissolution or liquidation of the Borrower, (c) the insolvency or inability to pay debts as they mature of the Borrower, (d) the application for the appointment of a receiver for the Borrower, (e) the filing of a petition or the commencement of a proceeding by or against the Borrower under any provision of any applicable Bankruptcy Code or other insolvency law or statute, or (f) any assignment for the benefit of creditors by or against the Borrower, then in any such event the Lender may without further notice, declare the remainder of the principal sum hereof, together with all interest accrued thereon, at once due and payable, and interest shall accrue thereafter at the lesser of (x) interest rate due hereunder plus four percent (4%), and (y) the maximum rate allowed by law until paid in full. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

The Borrower has the right to make prepayments of principal at any time before they are due. When the Borrower makes a prepayment, the Borrower shall notify the Lender in writing that the Borrower is doing so. The Borrower may make a full prepayment or partial prepayments without paying any prepayment charge. The Lender shall use all of the prepayments to reduce the amount of principal that the Borrower owes under this Note.

The principal of and interest on this Note are payable in immediately available funds of any coin or currency of the United States of America which on the respective dates of payment thereof shall be legal tender for the payment of public and private debts.

All sums received by the Lender for application to this Note may be applied by the Lender to expenses, costs, interest, principal and other amounts owing to the Lender in connection with this Note in the order selected by the Lender in the Lender’s sole discretion.

This Note shall be construed in accordance with the laws of the State of California. The Borrower hereby submits to the jurisdiction and venue of the state and federal courts located in Ventura County, California and agrees that the Lender may, at the Lender’s option, enforce the Lender’s rights under this Note in such courts.

In the event the indebtedness evidenced or secured hereby be collected by or through an attorney at law, the holder shall be entitled to collect reasonable attorneys’ fees. In the event suit or action is commenced hereunder, the holder shall be entitled to collect reasonable attorneys’ fees to be fixed by the court, both in the trial court and upon any appeal. Demand, presentment, protest, notice of protest and notice of dishonor are hereby waived by all parties bound hereon.

IN WITNESS WHEREOF, the Borrower has duly executed this Note as of the day and year first above written.

BORROWER:

MONTALVO IMPORTS, LLC

By:
Alex Viecco, President

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